Exhibit 10.53

EMPLOYMENT CONTRACT

10 January 2011

between

UNIVAR EUROPE LIMITED

- and -

David Jukes

This Agreement shall be effective as of 10 January 2011 due to your promotion to become President of EMEA and shall therefore fully replace your current employment agreement dated 6 December 2004.

Between:-

(1) Univar Europe Limited of Aquarius House, 6 Mid Point Business Park, Thornbury, Bradford, BD3 7AY (the “Company”); and

(2)	David Jukes of 11 Monument Green, Weybridge, Surrey KT13 8QS, United Kingdom (“you”)

This Contract gives the particulars of the terms and conditions on which you are employed by Univar Europe Limited, as required by the Employment Rights Act 1996 from the date stated overleaf. You are asked to sign this statement to confirm you have received it and agree that it accurately reflects the terms of your contract of employment. You should retain a copy of the statement returning the other copy to HR at Peckover Street, Bradford.

Alteration to these terms and conditions will be notified to you within one month of any change.

1.	Continuous Employment

1.1	Your employment with the Company began on 1 August 2002. No employment with a previous employer counts as part of your continuous period of employment.

2.	Job Title, Place of Work and Duties

2.1	The Company employs you as President EMEA. You accept that the Company may at its discretion require you to perform other duties or tasks not within the scope of your normal duties and you agree to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

2.2	Your base location will be Chertsey – United Kingdom; however, you agree to work anywhere else within EMEA as reasonably required by the Company for the proper performance of your duties under this Agreement.

2.3	You shall not during your employment by the Company without the prior written consent of the Company be directly or indirectly employed, engaged, concerned or interested, whether as a director, employee, sub-contractor, partner, consultant, proprietor, agent or otherwise, in any other business, undertaking or occupation or the setting up of any other business, undertaking or occupation, or accept any other engagement or public office but you may nevertheless be or become a Minority Holder provided that you disclose this to the Company.

3.	Freedom/entitlement to take up employment

3.1	You confirm that you are entitled to work in the UK without any additional approvals and will notify the Company immediately if you cease to be so entitled during your employment with the Company.

3.2	You confirm that by taking up employment with the Company or performing your duties under this Agreement you will not be in breach of any contract or any other binding obligation.

4.	Normal Hours of Work

4.1	Normal working hours are 9.00am to 5.00pm Monday to Friday with an unpaid lunch break of 1 hour. You will, however, be expected to work the hours necessary to do the job for which you are appointed and you will not be entitled to receive any additional remuneration for work outside normal business hours.

5.	Pay

5.1

Your current rate of pay is £ 236,000 per annum paid monthly in arrears by credit transfer, on or about the 25th of each month (the “Salary”) after any necessary deductions for income tax, national insurance or other authorised deductions have been made.

5.2	The Company may at any time deduct any sums which you owe to the Company from your Salary or from any other payment due to be made to you by the Company. Such deductions include but are not limited to, any overpayments, loans or advances made to you by the Company, the cost of repairing any damage or loss to the Company’s property caused by you, any losses suffered by the Company as a result of any negligence or breach of duty by you, and any sums due under clause 11.4.

7.	Bonus

7.1	During your employment the Company may in its absolute discretion decide to pay you, in addition to the Salary, bonuses of such amounts (if any) at such times and subject to such conditions as the Board may in its sole discretion decide. For the avoidance of doubt it is agreed that you shall have no contractual right to any bonus payment under this Clause.

7.2	The Company shall apply the Univar Performance Bonus Scheme whereby the bonus on target shall be 80% of the yearly salary.

8.	Pension

8.1	You will be eligible to participate in the Univar pension scheme, subject to the rules of such scheme as amended from time to time.

8.2	If you join the scheme, the Company will be entitled to deduct contributions from your salary for payment into the scheme on your behalf in accordance with your instructions and subject to the rules of the scheme in force from time to time.

8.3	The Company reserves the right to withdraw or amend any of the rules or benefits of the scheme and/or to terminate your participation in the scheme and/or to wind up the scheme itself.

9.	Flexible Benefits

9.1	The Company operates a flexible benefit scheme called U-Flex (the “U-Flex Scheme”) enabling you to flex your benefits and/or purchase additional benefits available in the scheme at that time. You are entitled to take part in this scheme subject to its rules from time to time in force. Full details of the scheme are available from the HR Department.

9.2	The Company reserves the right to withdraw or amend any of the rules or benefits of the U-Flex Scheme and/or to terminate your participation in the U-Flex Scheme and/or to terminate the U-Flex Scheme itself.

10.	Expenses, Car and Phones

10.1	The Company will repay to you all reasonable travelling and other expenses properly incurred by you in the performance of your duties provided they are supported by appropriate and acceptable receipts.

10.2	The Company shall provide you with:

10.2.1	A Company car (the “Company Car”) of a make and model determined by reference to the Company’s car policy in force from time to time for your business and private use. The provision of a Company Car is conditional upon you holding a valid driving licence at all times.

10.3	In the event that a Company Car is provided to you, the Company will also pay all standing and some running expenses of that car, including a mileage allowance for use on Company business, but not including fuel used on private trips, including to and from your normal place of work. You must at all times take good care of the Company Car and procure that it is properly taxed and that the provisions and conditions of any policy of insurance relating to it are observed and that such policy is not rendered void or avoidable. You must also keep the Company Car in a road worthy condition (at the Company’s expense) and comply with all statutory and Company regulations as laid down from time to time with respect to motor vehicles. You shall also as soon as reasonably practicable notify the Company in writing of any accidents involving your Company Car and of any charges of driving offences which are brought against you.

10.4	You shall forthwith return your Company Car in good condition together with all keys and documentation relating thereto to the Company:-

10.4.1	on the termination of your employment, whether lawful or unlawful; or

10.4.2	where you cease at any time during your employment to hold a current full United Kingdom driving licence.

10.5	At the request of the Company you may be obliged to return the Company Car prior to the termination of your employment in return for compensation amounting to the lease value of the Company Car, payable on a monthly basis in arrears during the period of the continuance of your employment. You may not retain the Company Car for any reason, including in relation to any claim you may have against the Company.

10.6	In the event that you are provided with a fully expensed mobile phone it is your responsibility to keep it secure at all times. Although personal use is permitted, this should not be excessive or inappropriate.

11.	Holidays

11.1

You are entitled to 38 days paid holiday, including statutory holidays, per calendar year. You must take statutory holidays from this entitlement when they fall on a working day. The holiday year commences on 1st April and ends on 31st March. The Company reserves the right to set the dates of three days for the Christmas period, for which you will be required to take holiday. The dates of Company holidays and statutory holidays will be notified to you. You must not take any holiday unless you have obtained the prior approval of your line manager to the request.

11.2	If your employment commences part way through the holiday year, your holiday entitlement during your first year of employment shall be calculated on a pro rata basis, rounded up to the nearest whole day.

11.3	If for any reason you do not take all of your holiday entitlement in any holiday year, you will not be entitled to carry over your unused holiday entitlement into a subsequent holiday year and you will not be entitled to any payment in lieu.

11.4	On termination of your employment you will be entitled to be paid in lieu of accrued but untaken holiday save that, where such termination is pursuant to clause 13.2 or follows your resignation in breach of clause 13.1 or 13.1 such accrued but untaken holiday shall be based on your minimum holiday entitlement under the Working Time Regulations. If you have taken more holiday than your accrued entitlement at the date of termination of your employment, the Company shall be entitled to deduct the appropriate amount from any payments due to you. The amount of any payment in lieu or deduction for the purposes of this clause shall be calculated on the basis that each day of paid holiday is equal to 1/260 of your annual basic salary.

11.5	If you become ill or are injured during a period of statutory holiday and seek to reclassify all or any part of such holiday as sick leave, the Company reserves the right to require you to provide satisfactory (in the opinion of the Company) medical evidence from a recognised medical practitioner showing that you are unable to work due to illness or injury and such medical evidence should cover the duration of the illness or injury whilst on holiday. The cost of obtaining such medical evidence will not be reimbursed by the Company.

11.6	The Company reserves the right to require you to take all or part of your holiday entitlement during your notice period.

12.	Sickness, Absence and Sick Pay

12.1	If you are absent from work for whatever reason you must contact your line manager within one hour of your start time on the first day of absence to inform them of the reason for your absence and its expected duration.

12.2	If the absence is due to sickness or injury and lasts for 7 calendar days or less you must complete a self-certification form which will be provided to you by the Company.

12.3	If the absence is due to sickness or injury and lasts for more than 7 calendar days you will be required to produce a medical certificate signed by your doctor stating the reason for absence by no later than the 8th calendar day of illness. A new medical certificate should be sent thereafter covering all periods of absence.

12.4	Provided you comply with and satisfy the Company’s sick pay requirements and conditions, you will be eligible for sick pay comprising your normal basic salary for 260 working days in total in any 12 month rolling period (“Company Sick Pay”).

13.	Termination of Employment, Payment in Lieu of Notice and Garden Leave

Notice and Summary Dismissal

13.1	You are required to give and are entitled to receive 12 months notice of termination of employment.

13.2	The Company has the right to terminate your employment without notice or pay in lieu of notice in the event of gross misconduct or some other fundamental breach of contract on your part.

Garden Leave

13.3	Without prejudice to the provisions of Clause 13.2 (summary dismissal), the Company may, at any time during your employment require you to cease performing your job for such period or periods of your employment (including any notice period) as the Company shall in its absolute discretion determine. During any such period of garden leave:-

13.3.1	The Company shall continue to pay the Salary and shall provide all benefits to which you are entitled under this Agreement;

13.3.2	The Company shall be under no obligation to provide any work for you and shall be entitled to appoint any other person or persons to perform your duties under this Agreement whether on a temporary or a permanent basis;

13.3.3	The Company may forbid you to enter any Group premises or to contact any employees, officers, customers, clients, agents or suppliers of the Group without its prior consent;

13.3.4	You shall, at the request of the Company, immediately deliver to the Company all or any property in your possession or control which belongs to the Company or any Group Company or which relates to the business of the Company or any Group Company excluding any Company Car provided to you;

13.3.5	You shall keep the Company informed of your whereabouts so that you can be called upon to perform any appropriate duties as required by the Company; and

13.3.6	For the avoidance of doubt you shall continue to be bound by all your obligations under this Agreement insofar as they are compatible with you being on garden leave including, without limit, your duty of good faith and your duties under Clause 2.1.

14.	Confidentiality

14.1	You acknowledge that in the ordinary course of your employment you will be exposed to information about the Company’s business, the business of other Group Companies and that of the Company’s and the Group’s suppliers, distributors, customers and other third parties. Such information may be a trade secret, confidential or commercially sensitive and may not be readily available to others engaged in a similar business to that of the Company or any of the Group or to the general public and which if disclosed will be liable to cause harm to the Company or the Group. Such information, whether recorded in writing, on computer disk or in any other medium or not recorded, is “Confidential Information” and you agree to accept the following restrictions.

14.2	Confidential Information includes but is not limited to the following – internal financial & management accounts information; investment and pricing policies; access codes and computer passwords; product data; personnel information; customer, supplier and distributor information which includes their names and addresses, business and trading requirements, contact information, prices and discounts and margin or other financial information.

14.3	You will not either during your employment or after its termination, without limit in time, use, divulge or communicate to any person, firm, company or organisation any Confidential information acquired or discovered during the course of your employment with the Company or the Group or make any statement or act in any way which may damage the reputation of the Company or Group. These provisions are without prejudice to your duties and obligations implied by common law.

15.	Restrictive Covenants

15.1	For the purposes of this Clause the following words and expressions shall have the following meanings:

“Business”	the business or businesses of the Company or any other Group Company in or with which you have been involved or concerned at any time during the period of 6 months prior to the Termination Date

“directly or indirectly”	you acting either alone and on your own behalf or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise

“Key Personnel”	any person who is at the Termination Date or was at any time during the period of 6 months prior to the Termination Date employed, or engaged as a consultant, in the Business either (a) in a sales role or (b) in an executive or senior managerial capacity and in either case with whom you have had dealings other than in a de minimis way during the course of your employment

“Prospective Customer”	any person, firm or company which has been engaged in negotiations, with which you have been personally involved, with the Company or any Group Company with a view to purchasing goods or services from the Company or any Group Company during the period of 6 months prior to the Termination Date

“Relevant Area”	England, Wales, Scotland, Northern Ireland, Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Faroe Islands, Finland, France, Georgia, Germany, Gibraltar, Greece, Greenland, Hungary, Iceland, Republic of Ireland, Italy, Kazakhstan, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Russian Federation, San Marino, Serbia and Montenegro, Slovakia, Slovenia, Spain, Svalbard and Jan Mayen Islands, Sweden, Switzerland, Tajikistan, Turkey, Turkmenistan, Ukraine, Uzbekistan, Bahrain, British Indian Ocean Territory, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, Palestine, Qatar, Saudi Arabia, Syria, Turkey, United Arab Emirates, Yemen, Algeria, Angola, Benin, Botswana, Bouvet Island, Burkina Faso, Burundi, Cameroon, Cape Verde, Central African Republic, Chad, Comoros, Congo, Dem. Rep. Congo (Zaire), Cote d’Ivoire, Djibouti, Egypt, Equatorial Guinea, Eritrea, Ethiopia, Gabon, Gambia, Ghana, Guinea, Guinea-Bissau, Kenya, Lesotho, Liberia, Libya Madagascar, Malawi, Mali, Mauritania, Mauritius, Mayotte, Morocco, Mozambique, Namibia, Niger, Nigeria, Reunion, Rwanda, Sāo Tomé and Principe, Senegal, Seychelles, Sierra Leone, Somalia, South Africa, Sudan, Swaziland, Tanzania, Togo, Tunisia, Uganda, Western Sahara, Zambia, Zanzibar, Zimbabwe

“Relevant Customer”	any person, firm or company which at any time during the 6 months prior to the Termination Date was a customer of the Company or any Group Company, with whom or which you dealt other than in a de minimis way or for whom or which you were responsible in a supervisory or managerial capacity on behalf of the Company or any Group Company at any time during the said period

“Relevant Goods and Services”	any goods and services competitive with those supplied by the Company or any Group Company at any time during the 6 months prior to the Termination Date in the supply of which you were involved or concerned other than in a de minimis way at any time during the said period

“Relevant Period”	the period of your employment and, for the purposes of Clause 15.2, the period of 3 months from the Termination Date, and for the purposes of Clauses 15.3 and 15.4, the period of 6 months from the Termination Date except that any period of garden leave served by you pursuant to Clause 13.3 during any period of notice prior to the Termination Date shall reduce the Relevant Period accordingly.

“Relevant Supplier”	any person, firm or company which at any time during the 6 months prior to the Termination Date was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company and with whom or which you had personal dealings during your employment other than in a de minimis way

“Termination Date”	the date on which your employment under this Agreement shall terminate

15.2	Without prejudice to Clause 2.3 you shall not without the prior written consent of the Company directly or indirectly at any time within the Relevant Period engage or be concerned or interested in any business within the Relevant Area which (a) competes or (b) will at any time during the Relevant Period compete with the Business. Nothing in this sub-clause shall prevent you from being or becoming a Minority Holder provided that you disclose this to the Company.

15.3	You shall not, other than during your employment in the ordinary and proper course of your duties and for the benefit of the Company, without the prior written consent of the Company, directly or Indirectly at any time within the Relevant Period:-

15.3.1	solicit the custom of; or

15.3.2	facilitate the solicitation of; or

15.3.3	deal with

any Relevant Customer in respect of any Relevant Goods and Services; or

15.3.4	solicit the custom of; or

15.3.5	facilitate the solicitation of; or

15.3.6	deal with

any Prospective Customer in respect of any Relevant Goods and Services; or

15.3.7	interfere; or

15.3.8	endeavour to interfere

with the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any Relevant Supplier.

15.4	You shall not without the prior written consent of the Company directly or indirectly at any time during the Relevant Period:-

15.4.1	entice away from the Company or any Group Company; or

15.4.2	endeavour to entice away from the Company or any Group Company; or

15.4.3	employ or engage

any Key Personnel.

15.5

You acknowledge that because of the nature of your duties and the particular responsibilities arising as a result of such duties you have or will have knowledge of Confidential Information and have/will have developed relationships with and have knowledge of and influence over the Group’s customers and staff and are therefore in a position to harm the goodwill and interests of the Company and any Group Companies (the “Interests”) if you were to make use of such Confidential Information or knowledge or influence for your own purposes or the purposes of another. Accordingly, having regard to the above, you acknowledge that the provisions of this Clause are fair, reasonable and necessary to protect the Interests. Whilst the provisions of this Clause 15 have been framed with a view to ensuring that the Interests are adequately protected taking account of the Group’s legitimate expectations of the future development of the business, you acknowledge that the business may change over time and as a result it may become necessary to amend the provisions of this Clause in order to ensure that the Interests remain adequately protected. You, therefore, agree that the Company shall be entitled to amend the provisions of this Clause in accordance with Clause 15.6 below in order to protect the Interests.

15.6	In order to amend the provisions of this Clause, the Company shall notify you in writing of why it believes it is necessary to amend this Clause and the amendments which it proposes. You shall then have a period of 14 calendar days in which to put forward any objections which you might have to the proposed amendments. In the event of that you do not put forward any such objections, this Clause shall take effect with the proposed amendments on the expiry of the 14 day period. In the event that you do put forward any objections, the Company shall endeavour to accommodate them, insofar as they are reasonable and where reasonably possible, given that the Company’s overriding objective must be to ensure adequate protection of the Interests, to agree the amendments with you. The Company shall then, having considered your objections, serve a further written notice on you informing you of the final amendments to this Clause which will thereafter take immediate effect.

15.7	You acknowledge that the provisions of this Clause 15 shall constitute severable undertakings given to the Company for itself and for the benefit of and as trustee for each of the other Group Companies and the said undertakings may be enforced by the Company on its own behalf and on behalf of any of the Group Companies. Each of the obligations in this Clause 15 is an entire separate and independent restriction on you. If any part is found to be invalid or unenforceable the remainder will remain valid and enforceable. If any of the restrictions or obligations contained in this Clause is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company or any Group Company but would be valid if part of the wording were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make it enforceable.

15.8	You acknowledge and agree that you shall be obliged to draw the provisions of this Clause to the attention of any third party who may at any time before or after the termination of your employment offer to employ or engage you and for whom or with whom you intend to work during the Relevant Period.

15.9	You shall, at the request and cost of the Company, enter into a direct agreement or undertaking with any Group Company to which you provide services whereby you will accept restrictions corresponding to the restrictions in this Clause (or such of them as may be appropriate in the circumstances) as the Company may require in the circumstances.

15.10	You agree that if the Company transfers all or any part of its business to a third party (the “Transferee”), the restrictions contained in this Clause 15 shall, with effect from the date that you become an employee of the Transferee, apply to you as if references to the Company include the Transferee and references to any Group Company include any Group Company of the Transferee.

16.	Company Property

16.1	Any property and any original or copy documents (however recorded and whether retained electronically or on paper or otherwise) in your possession belonging or relating to the business of the Company shall be returned to your line manager at any time on request and in any event on the termination of the employment. You must not keep any copies in any form of those documents or any notes or extracts from them.

16.2	You must also retrieve from any storage system of whatever nature (including any computer or database) all information or documents relating to the Group or its business and record them in a permanent and portable form accessible to the Company. Any such record must then be delivered to the Company immediately. Having retrieved that information and documents, all such information and documents still in your storage system must then be erased or removed and destroyed as the Company directs.

17.	Company Handbooks

17.1	A copy of the Company Handbook is available on the intranet site. You shall observe and be subject to its provisions insofar as they apply to your employment. For the avoidance of doubt the Company handbook does not constitute part of your contract of employment by reference and can be changed at any time.

17.2	When driving a company vehicle you will be subject to the conditions in the Driver’s Handbook. For the avoidance of doubt the Driver’s Handbook does not constitute part of your contract of employment by reference and can be changed at any time.

17.3	A hard copy of the Company Handbook and/or the Driver’s Handbook can be made available on request.

18.	Disciplinary and Grievance Procedures

18.1	The disciplinary rules that currently apply to your employment are set out in the Company Handbook, a copy of which is available on the Company’s intranet. For the avoidance of doubt the Company Discipline and Grievance procedure does not constitute part of your contract of employment by reference and can be changed at any time.

18.2	You are also expected to comply with the obligations set out in the Company’s Code of Conduct, a copy of which is also available on the Company’s intranet.

18.3	The Company reserves the right to suspend you at any time, with pay, whilst investigating any disciplinary matter or for a health and safety reason and/or to suspend you without pay as a disciplinary measure.

18.4	The Company’s grievance procedure is to enable you to resolve any problems you may have about any aspect of your employment. You should first discuss the matter with your manager and only if you are unable to resolve the matter should you then take the steps set out in the grievance procedure.

19.	Health and Safety

19.1	The health and safety of all employees whilst at work is a matter of prime importance. It is the duty and responsibility of each employee to familiarise themselves with, and comply with, the Company’s health and safety policies and procedures.

20.	Data Protection

20.1	You are required at all times during your employment to comply with the provisions of the Data Protection Act 1998 and with any policy introduced by the Company to comply with the Act.

20.2	You consent to the processing by the Company of personal data, including sensitive personal data, relating to you as necessary for the performance of your contract and/or the conduct of the Company’s business.

21.	Miscellaneous

21.1	There are no collective agreements relevant to your employment.

21.2	It is not currently envisaged that you will be required to work outside the United Kingdom for a continuous period of more than 1 month. If this changes, and you are required to work outside the United Kingdom for more than 1 month, details of any changes required to be made to the terms of your employment, for example regarding holidays, benefits, currency of pay and any relocation allowances will be notified to you.

21.3	Without prejudice to any specific powers of variation contained in this Agreement, the Company reserves the general right to make reasonable changes to this Agreement and any other agreed terms and conditions of employment on giving you reasonable notice in writing of any such change.

21.4	This Agreement sets out the whole agreement between the parties with regard to its subject matter and supersedes any previous agreement (whether verbal or written) made between the parties at any time.

21.5	The Company may at its sole discretion transfer this Agreement to any company in the Company’s Group at any time.

21.6	This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit to the exclusive jurisdiction of the English courts.

22.	Definitions

“Associated Company”	means a company or undertaking (which is not a Subsidiary or Holding Company of the Company or of a Group Company) of which more than 20 per cent of the Equity Share Capital is for the time being owned by the Company or a Group Company or which for the time being owns more than 20 per cent of the Equity Share Capital of the Company or a Group Company

“Board”	means the Leadership Team of the Company from time to time

“Company”	means Univar Limited

’Equity Share Capital”	has the meaning given to it in section 548 of the Companies Act 2006

“Group”

means

(i)       the Company

(ii)      any Holding Company for the time being of the Company

(iii)     any Subsidiary for the time being of the Company or of the Company’s Holding Company

(iv)     any Associated Company and

(v)      any other company or body corporate or other form of business entity the name of which is notified in writing to you by the Company as being a member of the Group

“Group Company”	means any member of the Group, other than the Company, from time to time

“Minority Holder”	means a person who, whether solely or jointly, holds or is beneficially interested in the shares or securities of any company quoted on any Recognised Investment Exchange provided that such holding or interest does not exceed 3 per cent of any single class of such shares or securities. In calculating whether a person is a Minority Holder there shall be aggregated with any shares or securities held by him or to which he is beneficially entitled any shares or securities of the same class which his spouse or Civil Partner or any dependent child holds or is beneficially entitled to

“Holding Company” and “Subsidiary”	have the meanings given to them respectively in section 1159 of the Companies Act 2006

SIGNED by David Jukes	/s/ David Jukes

For and on behalf of the company

SIGNED by John Zillmer President & CEO Univar Group	/s/ John Zillmer

SIGNED by Amy Weaver EVP & General Counsel Univar Group	/s/ Amy Weaver